Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-162195
Dated July 30, 2012

DYY PowerShares DB Commodity Double Long ETN
DPU PowerShares DB Commodity Long ETN
DDP PowerShares DB Commodity Short ETN
DEE PowerShares DB Commodity Double Short ETN

ETN and index data as of June 30, 2012

Description
The PowerShares DB Commodity Double Long Exchange Traded Note (Symbol: DYY),
PowerShares DB Commodity Long Exchange Traded Note (Symbol: DPU), PowerShares
DB Commodity Short Exchange Traded Note (Symbol: DDP) and PowerShares DB
Commodity Double Short Exchange Traded Note (Symbol: DEE) (collectively, the
"PowerShares DB Commodity ETNs") are the []rst U.S. exchange-traded products that provide investors with a cost-effective and convenient way to take a long, short or leveraged view on the performance of a broad-based commodity index.

All of the PowerShares DB Commodity ETNs are based on a total return version of the Deutsche Bank Liquid Commodity Index[]. The Long and Double Long ETNs are
based on the Optimum Yield[] version of the Index. The Short and Double Short
ETNs are based on the standard version of the Index. Each index is intended to track the long or short performance of the underlying futures contracts relating to six commodities: wheat, corn, light sweet crude oil, heating oil, gold and aluminum.

PowerShares DB Commodity ETN and Index Data
Ticker symbols
Commodity Double Long                      DYY
Commodity Long                             DPU
Commodity Short                            DDP
Commodity Double Short                     DEE
Intraday indicative value symbols
Commodity Double Long                    DYYIV
Commodity Long                           DPUIV
Commodity Short                          DDPIV
Commodity Double Short                   DEEIV
CUSIP symbols
Commodity Double Long              25154H475
Commodity Long                     25154H459
Commodity Short                    25154H467
Commodity Double Short             25154H483
Details
ETN price at initial listing           $25.00
Inception date                        4/28/08
Maturity date                           4/1/38
Yearly investor fee                     0.75%
Leveraged reset frequency              Monthly
Listing exchange                    NYSE Arca
Standard DB Commodity Index symbol  DBLCMACL
OY[] DB Commodity Index symbol      DBLCOYER
Issuer
Deutsche Bank AG, London Branch
Long-term Unsecured Obligations

Deutsche Bank announced on February 9, 2012 the suspension of any further issuance of the PowerShares DB Commodity ETNs. The DB PowerShares Commodity
ETNs will continue to be listed and traded on NYSE Arca. Separately, Deutsche
Bank announced that, effective after the close of trading on February 16, 2012, there would be a change in the underlying index to the PowerShares DB Commodity
Double Long Exchange Traded Note and the PowerShares DB Commodity Long Exchange
Traded Note. Please see the press release []led by Deutsche Bank with the SEC on February 9, 2012 for additional information.

ETN History(1) (Growth of $10,000 since April 30, 2008)
[] DYY (Double Long) [] DPU (Long) [] DDP (Short) [] DEE (Double Short)
$40k                                                                       $12,548
                                                                           $12,358
$30k                                                                        $6,854
                                                                            $3,456
$20k
$10k
-------------------- ------------- -------------------- --------------- ----------
$0
             '08            '09                '10      '11             '12

ETN Performance and Index History (%)(1)
                        1 Year         3 Year 5 Year 10 Year ETN Inception
ETN Performance
Commodity Double Long   -21.93           4.74     --      --       -23.05
Commodity Long           -9.39           4.25     --      --        -8.98
Commodity Short           2.33          -8.40     --      --         5.94
Commodity Double Short    0.58         -18.82     --      --         5.88
Index History
Deutsche Bank Liquid
  Commodity Index --
  Optimum Yield          -9.16           4.96  0.46       --        -8.55
Deutsche Bank Liquid
  Commodity Index        -8.19           4.11 -2.52       --      -12.38
Comparative Indexes(2)
S and P 500                   5.45         16.40   0.22       --         1.75
Barclays U.S. Aggregate   7.47           6.93  6.79       --         6.31

Source: Invesco PowerShares, Bloomberg L.P.
(1) ETN performance []gures are based on repurchase value. Repurchase value is the current principal amount x applicable index factor x fee factor. See the prospectus for more complete information. Index history is for illustrative purposes only and does not represent actual PowerShares DB Commodity ETN performance. The inception date of the Deutsche Bank Liquid Commodity Index
(DBLCI) is Jan. 12, 2004. The inception date of the Index's Optimum Yield version is May 24, 2006. ETN Performance is based on a combination of the monthly returns or inverse monthly returns for the Commodity Long ETNs and
Commodity Short ETNs, respectively, or two times the monthly returns or inverse monthly returns for the Commodity Double Long ETNs and Commodity Double Short
ETNs, respectively, from the relevant commodity index plus the monthly returns from the DB 3-Month T-Bill Index (the "T-Bill Index"), resetting monthly as per the formula applied to the PowerShares DB Commodity ETNs, less the investor fee. The Long and Double Long ETNs are based on the Deutsche Bank Liquid
Commodity Index -- Optimum Yield[], and the Short and Double Short Commodity
ETNs are based on the standard version of the Deutsche Bank Liquid Commodity
Index (the "Commodity Indexes"). The T-Bill Index is intended to approximate the returns from investing in 3-month United States Treasury bills on a rolling basis.
Index history does not re[]ect any transaction costs or expenses. Indexes are unmanaged, and you cannot invest directly in an index. PAST PERFORMANCE DOES
NOT GUARANTEE FUTURE RESULTS.

800 983 0903 | 877 369 4617 powersharesetns.com | dbfunds.db.com/notes twitter:
@PowerShares

ETN data as of June 30, 2012
---------------------------------- ------ ------
Volatility (%)(1,2)
              Double                      Double
                Long  Long          Short  Short
3 Year        40.34  20.20         20.36  40.71
------------- ------ ------------- ------ ------
3-Year Historical Correlation(1,2)
              Double                      Double
                Long  Long          Short  Short
S and P 500         0.76  0.76          -0.74  -0.74
Barclays U.S.
   Aggregate   -0.18 -0.18           0.18   0.18
------------- ------ ------------- ------ ------
Annual Performance (%)(1)
              Double                      Double
                Long  Long          Short  Short
2009          28.57  15.35         -13.54 -28.66
2010          19.35  11.49         -15.59 -31.63
2011           -7.31 -1.46          -4.48 -12.40
2012 YTD      -13.50 -6.14           4.37   7.50

DYY PowerShares DB Commodity Double Long ETN
DPU PowerShares DB Commodity Long ETN
DDP PowerShares DB Commodity Short ETN
DEE PowerShares DB Commodity Double Short ETN
--- -----------------------------------------

What are the PowerShares DB Commodity ETNs?
The PowerShares DB Commodity ETNs are senior unsecured obligations issued by
Deutsche Bank AG, London Branch that are each linked to a total return version of a Deutsche Bank commodity index. The Long and Double Long ETNs are linked to the Deutsche Bank Liquid Commodity Index -- Optimum Yield[], and the Short and
Double Short ETNs are linked to the standard version of the Deutsche Bank
Liquid Commodity Index. Both indexes are designed to re[]ect the performance of certain commodity futures contracts on crude oil, heating oil, corn, wheat, gold and aluminum.

Investors can buy and sell the PowerShares DB Commodity ETNs at market price on the NYSE Arca exchange or receive a cash payment at the scheduled maturity or early redemption based on the performance of the index less investor fees.
Investors may redeem the PowerShares DB Commodity ETNs in blocks of no less than 200,000 securities and integral multiples of 50,000 securities thereafter, subject to the procedures described in the pricing supplement, which may include a fee of up to $0.03 per security.

Bene[]ts and Risks of PowerShares DB Commodity ETNs
Bene[]ts Risks
[] Leveraged and short notes [] Non-principal  protected  [] Relatively low cost [] Leveraged losses [] Intraday access [] Subject to an investor fee []
Listed [] Limitations on repurchase [] Transparent [] Concentrated exposure
[] Credit risk of the issuer

(2) The S and P 500([R]) Index is an unmanaged index used as a measurement of change in stock market conditions based on the performance of a speci[]ed group of common stocks. The Barclays U.S. Aggregate Bond Index(TM) is an unmanaged index considered representative of the U.S. investment-grade, []xed-rate bond market. Correlation indicates the degree to which two investments have historically moved in the same direction and magnitude. Volatility is the annualized standard deviation of index returns.

Deutsche Bank AG, London Branch has []led a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus and other documents []led by
Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting
powersharesetns.com | dbfunds. db.com/notes or EDGAR on the SEC website at
www.sec.gov. Alternatively, you may request a prospectus by calling 800 983
0903 | 877 369 4617, or you may request a copy from any dealer participating in this offering.
Important Risk Considerations:
The PowerShares DB Commodity ETNs may not be suitable for investors seeking an investment with a term greater than the time remaining to the next monthly reset date and should be used only by knowledgeable investors who understand the potential adverse consequences of seeking longer term inverse or leveraged investment results by means of securities that reset their exposure monthly.
Investing in the ETNs is not equivalent to a direct investment in the index or index components because the current principal amount (the amount you invested)
is reset each month, resulting in the compounding of monthly returns. The principal amount is also subject to the investor fee, which can adversely affect returns. The amount you receive at maturity (or upon an earlier repurchase) will be contingent upon each monthly performance of the index during the term of the securities. There is no guarantee that you will receive at maturity, or upon an earlier repurchase, your initial investment back or any return on that investment. Signi[]cant adverse monthly performances for your securities may not be offset by any bene[]cial monthly performances.

The PowerShares DB Commodity ETNs are senior unsecured obligations of Deutsche
Bank AG, London Branch, and the amount due on the PowerShares DB Commodity ETNs is dependent on Deutsche Bank AG, London Branch's ability to pay. The
PowerShares DB Commodity ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the
PowerShares DB Commodity ETNs include limited portfolio diversi[]cation, uncertain principal repayment, trade price []uctuations, illiquidity and leveraged losses. Investing in the PowerShares DB Commodity ETNs is not
equivalent to a direct investment in the index or index components. The investor fee will reduce the amount of your return at maturity or upon redemption of your PowerShares DB Commodity ETNs even if the value of the relevant index has increased. If at any time the repurchase value of the
PowerShares DB Commodity ETNs is zero, your investment will expire worthless.
The PowerShares DB Commodity ETNs may be sold throughout the day on NYSE Arca through any brokerage account. There are restrictions on the minimum number of
PowerShares DB Commodity ETNs that you may redeem directly with Deutsche Bank
AG, London Branch, as speci[]ed in the applicable pricing supplement. Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of the PowerShares DB Commodity ETNs. Sales in the secondary market may result in losses.
The PowerShares DB Commodity ETNs are concentrated in commodity futures contracts. The market value of the PowerShares DB Commodity ETNs may be in[]uenced by many unpredictable factors, including, among other things, volatile prices, changes in supply and demand relationships, changes in interest rates, and monetary and other

governmental actions.
The PowerShares DB Commodity Double Long ETN and PowerShares DB Commodity
Double Short ETN are both leveraged investments. As such, they are likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.
PowerShares([R]) is a registered trademark of Invesco PowerShares Capital
Management LLC. Invesco PowerShares Capital Management LLC is an indirect, wholly owned subsidiary of Invesco Ltd.
Certain marketing services may be provided for these products by Invesco
Distributors, Inc. or its af[]liate, Invesco PowerShares Capital Management
LLC. Invesco Distributors, Inc. will be compensated by Deutsche Bank or its af[]liates for providing these marketing services. Neither Invesco
Distributors, Inc. or Invesco PowerShares Capital Management LLC are af[]liated with Deutsche Bank.
An investor should consider the PowerShares DB Commodity ETNs' investment objectives, risks, charges and expenses carefully before investing.
An investment in the PowerShares DB Commodity ETNs involves risks, including possible loss of principal. For a description of the main risks, see "Risk
Factors" in the applicable pricing supplement and the accompanying prospectus supplement and prospectus.
Not FDIC Insured -- No Bank Guarantee -- May Lose Value This material must be accompanied or preceded by a prospectus. Before investing, please read the prospectus carefully.
For US Use Only

Long, Short, and Leveraged exposure to commodities has never been easier.(sm)

[C] 2012 Invesco PowerShares Capital Management LLC P-DBCOMM-ETN-PC-1-E 07/12

                                 800 983 0903 | 877 369 4617
powersharesetns.com | dbfunds.db.com/notes twitter: @PowerShares